Exhibit 99.1

CRAFT BREW ALLIANCE AND ANHEUSER-BUSCH FINALIZE EXPANDED PARTNERSHIP

CBA’s world-class breweries join Anheuser-Busch’s craft business unit, building on 25-year relationship

NEW YORK, Sept. 30, 2020 – Today, Craft Brew Alliance (“CBA”) and Anheuser-Busch (“A-B”) jointly announce the closing of their expanded partnership agreement first announced last November. Effective today, CBA’s diverse portfolio of lifestyle brands and award-winning breweries will join Anheuser-Busch’s Brewers Collective, a high-performing collection of craft partners committed to providing consumers with innovative, quality beers and investing in their local communities. Kona Brewing Co.’s mainland and international operations and regional brands Appalachian Mountain Brewery, Cisco Brewers, Omission Brewing Co., Redhook Brewery, Square Mile Cider Co., Widmer Brothers Brewing, and Wynwood Brewing Co. will further strengthen the Brewers Collective portfolio.

“Connecting with consumers through our brands is at the forefront of everything we do,” said Michel Doukeris, CEO of Anheuser-Busch. “After a successful partnership that spans more than 25 years, we are excited to now fully welcome CBA into the A-B family and continue to work together to bring more consumers, in more communities, even more choices for every occasion.”

This expanded partnership marks a continuation of Anheuser-Busch’s long track record of working with its craft partners and its distribution network to help make the U.S. beer category stronger and more diverse by bringing premium craft products to consumers across the country.

“CBA’s dynamic breweries have the same commitment to authenticity and entrepreneurial spirit that has enabled our craft partners to grow as members of Brewers Collective," said Marcelo “Mika” Michaelis, president, Brewers Collective, Anheuser-Busch. “By prioritizing home markets, building an unmatched innovation pipeline, and developing effective marketing, we have been able to achieve success locally and nationally, and we’re excited to take this next step with CBA.”

Continuing its commitment to investing in talented leadership to drive growth, A-B will welcome former CBA employees into various functions within the organization, including welcoming top leaders into newly created roles. Andy Thomas, formerly CEO of CBA, will serve as GM of Kona Brewing Co.’s mainland operations and regional Brewers Collective brands based in the eastern U.S. Christine Perich, formerly Chief Financial and Strategy Officer for CBA, will serve as GM of regional breweries on the west coast. Andy and Christine will report directly to Michaelis.

Joining A-B’s more than 18,000 colleagues across the United States at more than 100 facilities, the expanded Brewers Collective craft business unit now employs more than 3,200 people at 40+ breweries, facilities, pubs and taprooms. These craft breweries have a shared commitment to the communities where they live and work, having raised nearly $1 million for local organizations this year alone.

Announced last November, the expanded partnership was approved by CBA shareholders on February 25, 2020 with more than 98% of votes cast demonstrating broad support. The U.S. Department of Justice agreed on September 18, 2020 to accept CBA and A-B’s decision to sell CBA’s Kona Brewing operations in Hawaii to a third-party, PV Brewing, and complete the expanded partnership.

In connection with the closing, CBA shareholders will receive $16.50 in cash per share of Craft Brew Alliance common stock, as previously announced. As a result of the completion of the expanded partnership, CBA’s common stock will cease trading on the NASDAQ Global Select Market effective today.

ABOUT ANHEUSER-BUSCH

For more than 165 years, Anheuser-Busch has carried on a legacy of brewing great-tasting, high-quality beers that have satisfied beer drinkers for generations. Today, we own and operate more than 100 facilities, including breweries, wholesaler distribution centers, agricultural facilities and packaging plants, and have more than 18,000 colleagues across the United States. We are home to several of America’s most recognizable beer brands, including Budweiser, Bud Light, Michelob ULTRA and Stella Artois, as well as a number of regional brands that provide beer drinkers with a choice of the best-tasting craft beers in the industry. From responsible drinking programs and emergency drinking water donations to industry-leading sustainability efforts, we are guided by our unwavering commitment to supporting the communities we call home. For more information, visit www.anheuser-busch.com or follow Anheuser-Busch on LinkedIn, Twitter, Facebook and Instagram.

ABOUT BREWERS COLLECTIVE

Brewers Collective, a business unit of A-B, is on a mission to energize how people view, consume and experience beer by sharing our joy of brewing. We have an unwavering devotion to our beer, brands, people and communities, and are on a continued pursuit of making the next beer our best one yet. We believe that quality is not an exception, innovation is a standard, and that everyone is welcome within the world of beer. Brewers Collective encourages everyone to drink responsibly, hydrate and get a safe ride home when needed.

Contact:

Laura Ballantyne, Brewers Collective, craft business unit of Anheuser-Busch

Laura.Ballantyne@brewerscollective.com

###